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                                                                    EXHIBIT 4.71

                                                                  EXECUTION COPY


                 THIRD AMENDED AND RESTATED FINANCING AGREEMENT

         This THIRD AMENDED AND RESTATED FINANCING AGREEMENT (as further amended or otherwise modified from time to time, this "Agreement") is dated as of April 15, 2003, by and between ANC RENTAL CORPORATION, as Servicer under the Leases and the Group II Leases (as defined below) and as debtor and debtor-in-possession ("ANC"), and MBIA INSURANCE CORPORATION ("MBIA"). This Agreement amends and restates the Second Amended and Restated Financing Agreement dated as of November 8, 2002 (the "Original Financing Agreement") between ANC and MBIA as such Original Financing Agreement was amended by the Amendment to Second Amended and Restated Financing Agreement dated as of February 27, 2003 (the "First Amendment").

                                    RECITALS

         A. WHEREAS, on November 13, 2001 (the "Petition Date") ANC and certain of its affiliates (ANC and such affiliates collectively referred to as the "Debtors") filed with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101, et seq. (the "Bankruptcy Code"), Case No. 01-11200 (the "Bankruptcy Proceeding"), and the Debtors have continued in possession of their assets pursuant to Sections 1107 and 1108 of the Bankruptcy Code. The Debtors' Chapter 11 proceedings are being jointly administered.

         B. WHEREAS, the Bankruptcy Court has entered, after a final hearing on the Debtors' Motion thereon, (i) an Order Authorizing Debtors to (A) Lease Automobiles and (B) Provide Protection in Connection with Master Lease Agreements on February 6, 2002 (the "February 6 Court Order"), (ii) a Second Order Authorizing Debtors to (A) Lease Automobiles and (B) Provide Protection in Connection with Master Lease Agreements on May 10, 2002 (the "May 10 Court Order"), (iii) a Third Order Authorizing Debtors to (A) Lease Automobiles and
(B) Provide Protection in Connection with Master Lease Agreements on November 5, 2002 (the "November 5 Court Order"), (iv) a Fourth Order Authorizing Debtors to
(A) Lease Automobiles and (B) Provide Protection in Connection with Master Lease Agreements on February 20, 2003 (the "February 2003 Court Order") and (v) a Fifth Order Authorizing Debtors to (A) Lease Automobiles and (B) Provide Protection in Connection with Master Lease Agreements on March 19, 2003 (the "March 2003 Court Order" and together with the February 6 Court Order, the May 10 Court Order, the November 5 Court Order and the February 2003 Court Order, the "Final Orders").

         C. WHEREAS, MBIA caused certain funds to be released pursuant to the Amended and Restated Interim Agreement dated as of May 22, 2002 between ANC and MBIA (the "Amended and Restated Interim Agreement") and the Second Amended and Restated Interim Agreement dated as of June 7, 2002 between ANC and MBIA (the "Second Amended and Restated Interim Agreement") that constituted the first



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disbursement of monies pursuant to the Second New Vehicles Transaction (as defined in the May 10 Court Order). The Original Financing Agreement amended and restated the Second Amended and Restated Financing Agreement in its entirety.

         D. WHEREAS, ANC and MBIA have agreed to enter into this Agreement in connection with the March 2003 Court Order.

         NOW THEREFORE, in consideration of the terms and conditions contained herein, such parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 DEFINITIONS. When used herein, the following terms shall have the following meanings:

         "ACQUIRED VEHICLE" has the meaning ascribed to such term in the ARG Indenture.

         "AGREEMENT" has the meaning ascribed to such term in the preamble.

         "ALAMO" means Alamo Rent-a-Car, LLC, a Delaware limited liability company, as a Debtor.

         "ALAMO FINANCING L.P." means Alamo Financing L.P., a Delaware limited partnership.

         "ALAMO LOCAL MARKETS DIVISION" means Spirit Rent-A-Car, Inc. d/b/a Alamo, an Ohio corporation, as a Debtor.

         "AMBAC" means Ambac Assurance Corporation.

         "AMENDED AND RESTATED FEE LETTER" means the Amended and Restated Fee Letter dated as of June 11, 2002 between MBIA and ARG, as the same may be amended, supplemented and otherwise modified from time to time.

         "ANC" has the meaning ascribed to such term in the preamble.

         "ARG" means ARG Funding Corp., a special purpose corporation created under the laws of Delaware.

         "ARG INDENTURE" means the Amended and Restated Base Indenture dated as of April 15, 2003 between ARG and the Trustee, as such Base Indenture may be amended, supplemented and otherwise modified from time to time.

         "AVAILABLE ENHANCEMENT" means, with respect to any Determination Date, an amount equal to the sum of (i) the funds on deposit in the MBIA/ARG Reserve Accounts as of such Determination Date, PLUS (ii) the funds on deposit in MBIA/ARG Collection Accounts as of such Determination Date, PLUS (iii) 100% of



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the Group I Operating Lease Asset Amount as of such Determination Date MINUS the
Invested Amount of the Series 2001-3 Notes as of such Determination Date, PLUS
(iv) 100% of the Group II Operating Lease Asset Amount as of such Determination Date, PLUS (v) any MBIA/ARG Letter of Credit Amount, PLUS (vi) receivables from a Manufacturer with respect to repurchases by such Manufacturer of Group I Vehicles and Group II Vehicles to the extent such receivables are not otherwise covered herein, PLUS (vii) any such other positive amounts as shall be allowed by MBIA in its sole discretion, MINUS (viii) $15,000,000 MINUS (viii) the Invested Amount of the MBIA/ARG Notes as of such Determination Date.

         "BANKRUPTCY CODE" has the meaning ascribed to such term in the Recitals.

         "BANKRUPTCY COURT" has the meaning ascribed to such term in the Recitals.

         "BANKRUPTCY PROCEEDING" has the meaning ascribed to such term in the Recitals

         "BENEFICIARY" has the meaning ascribed to such term in the Master Collateral Agency Agreement.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York, New York.

         "CAPITALIZED COST" has the meaning ascribed to such term in the ARG Indenture.

         "CARTEMPS FINANCING L.P." means CarTemps Financing L.P., a Delaware limited partnership.

         "CASH COLLATERAL ORDER" means the Order (I) Authorizing Through July 19,2003 the Use of Lenders' Cash Collateral and (II) Granting Adequate Protection Through July 19, 2003 Pursuant to 11 U.S.C. ss.ss.361 and 363, and any future order authorizing the use of cash collateral that is entered by the Bankruptcy Court.

         "COMPLIANCE CERTIFICATE" has the meaning ascribed to such term in
Section 3.2(a).

         "COMPLIANCE REPORTING DATE" means (i) with respect to the Determination Date occurring on the last day of the month, the seventeenth day (and if such day is not a Business Day, the immediately succeeding day) of the immediately following month, and (ii) with respect to the Determination Date occurring on the fifteenth day of the month, the last business Day of such month.

         "CONTROLLED DISTRIBUTION AMOUNT" has the meaning ascribed to such term in the Series 2000-4 Supplement.

         "CREDIT ENHANCEMENT CERTIFICATE" has the meaning ascribed to such term in Section 3.2(a).



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


         "DEALER REPURCHASE PROGRAM" means any Repurchase Program or Guaranteed Depreciation Program offered by a dealer or distributor.

         "DEBTORS" has the meaning ascribed to such term in the Recitals.

         "DETERMINATION DATE COMPLIANCE CERTIFICATE" has the meaning ascribed to such term in Section 5.5.

         "DETERMINATION DATES" means the fifteenth day and the last day of each month.

         "DISTRIBUTION DATE" has the meaning ascribed to such term in the ARG Indenture.

         "EFFECTIVE DATE" means the date on which the conditions set forth in Sections 3.1 and 3.2 have been satisfied or waived.

         "ELIGIBLE MANUFACTURER PROGRAM" has the meaning ascribed to such term in the MBIA/ARG Supplements.

         "EMERGENCE EVENT" means the earliest to occur of (i) the effective date of any plan of reorganization filed in Alamo's, National's or ANC's Bankruptcy Proceeding, (ii) consummation of a sale or other disposition of the business of Alamo, National or ANC, and (iii) the dismissal of Alamo's, National's or ANC's Bankruptcy Proceeding.

         "EXPRESSION OF INTEREST" means a written proposal expressing an intent to acquire all or any segment of the assets or business of any of the Debtors for a purchase price of at least $5,000,000 in a single transaction or a series of related transactions, whether or not such proposal is binding upon the parties thereto.

         "FEBRUARY 6 COURT ORDER" has the meaning ascribed to such term in the Recitals.

         "FEBRUARY 2003 COURT ORDER" has the meaning ascribed to such term in the Recitals.

         "FINAL ORDERS" has the meaning ascribed to such term in the Recitals.

         "FINANCING DOCUMENTS" has the meaning ascribed to such term in the Master Collateral Agency Agreement.

         "FIRST AMENDMENT" has the meaning ascribed to such term in the preamble.

         "FLEET CRITERIA" means, with respect to each Determination Date, the following:

                  (a) at least 85% of the Vehicle Pool shall be Vehicles that are eligible under, and subject to, an Eligible Manufacturer Program;


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                  (b) no more than 10% of the Vehicle Pool shall be Vehicles that are not subject to any manufacturer or dealer repurchase program or guaranteed depreciation program; and

                  (c) no more than 50% of the Vehicle Pool shall be Vehicles under the GM Matrix Program.

         "FLEET INFORMATION" means the information referenced on Schedule I attached hereto.

         "GM MATRIX PROGRAM" means the General Motors 2000-2003 Model Year Daily Rental Purchase Program for Daily Rental Operators-Program No. 01-00, 01-01, 01-02, 01-03 and 01-04 (and any subsequent Model Year Daily Rental Purchase Program having terms substantially similar to the 2003 Model Year Daily Rental Purchase Program).

         "GROUP I OPERATING LEASE ASSET AMOUNT" means, with respect to any Determination Date, "Operating Lease Asset Amount" as such term is defined in the ARG Indenture; PROVIDED, HOWEVER, that with respect to clauses (i) and (ii) of such definition, the date of determination of Net Book Value shall be (A) if the Determination Date is the fifteenth day of the month, the last day of the calendar month preceding such Determination Date, and (B) if otherwise, such Determination Date, and with respect to clauses (iii), (iv), (v), (vi), (vii) and (viii) of such definition, the date of determination shall be such Determination Date.

         "GROUP I VEHICLES" means Acquired Vehicles that have been acquired by each Leasing Company with the proceeds received by such Leasing Company from the issuance of the Leasing Company Notes or the increase of principal under the Leasing Company Notes.

         "GROUP II LEASES" has the meaning ascribed to such term in the MBIA/ARG Supplements.

         "GROUP II LEASING COMPANY INDENTURES" has the meaning ascribed to such term in the MBIA/ARG Supplements.

         "GROUP II LEASING COMPANY RELATED DOCUMENTS" has the meaning ascribed to such term in the MBIA/ARG Supplements.

         "GROUP II LEASING COMPANY NOTES" has the meaning ascribed to such term in the MBIA/ARG Supplements.

         "GROUP II OPERATING LEASE ASSET AMOUNT" has the meaning ascribed to such term in the MBIA/ARG Supplements; PROVIDED, HOWEVER, that with respect to clauses (i) and (ii) of such definition, the date of determination of Net Book Value shall be (A) if the Determination Date is the fifteenth day of the month, the last day of the calendar month preceding such Determination Date, (B) if otherwise, such Determination Date, and with respect to clauses (iii), (iv),
(v), (vi), (vii) and (viii) of such definition, the date of determination shall be such Determination Date.



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         "GROUP II VEHICLES" means Vehicles that are acquired by each Leasing
Company with the proceeds received by such Leasing Company from the issuance of the Group II Leasing Company Notes or the increase of principal under the Group II Leasing Company Notes.

         "GUARANTEED DEPRECIATION PROGRAM" has the meaning ascribed to such term in the ARG Indenture.

         "INSURANCE AGREEMENT" has the meaning ascribed to such term in the MBIA/ARG Supplements.

         "INVESTED AMOUNT" means, with respect to the MBIA/ARG Notes, the "Series 1999-1 Invested Amount" as defined in the Series 1999-1 Supplement, the "Series 1999-3 Invested Amount" as defined in the Series 1999-3 Supplement, the "Series 2000-4 Invested Amount" as defined in the Series 2000-4 Supplement and the "Series 2001-2 Invested Amount" as defined in the Series 2001-2 Supplement, as applicable.

         "LEASES" has the meaning ascribed to such term in the ARG Indenture.

         "LEASING COMPANY" has the meaning ascribed to such term in the ARG Indenture.

         "LEASING COMPANY INDENTURE" has the meaning ascribed to such term in the ARG Indenture.

         "LEASING COMPANY NOTES" has the meaning ascribed to such term in the ARG Indenture.

         "LEASING COMPANY RELATED DOCUMENTS" has the meaning ascribed to such term in the ARG Indenture.

         "LETTER OF INTENT" means a written proposal expressing an intent to acquire all or any material segment of the assets or business of Alamo, Alamo Local Markets Division, ANC, National, Alamo Rent-A-Car (Canada) Inc., National Car Rental (Canada) Inc. or Republic Guy Salmon Partner Inc. that will serve as a basis for a definitive asset purchase agreement, merger agreement or plan of reorganization. Such proposal may or may not be binding on the parties thereto.

         "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a capital lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice.

         "MANUFACTURER" has the meaning ascribed to such term in the ARG Indenture.

         "MANUFACTURER PROGRAM" has the meaning ascribed to such term in the ARG Indenture.



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         "MARCH 2003 ORDER" has the meaning ascribed to such term in the
Recitals.

         "MASTER COLLATERAL AGENCY AGREEMENT" has the meaning ascribed to such term in the ARG Indenture.

         "MASTER COLLATERAL AGENT" has the meaning ascribed to such term in the ARG Indenture.

         "MAY 10 COURT ORDER" has the meaning ascribed to such term in the Recitals.

         "MBIA" has the meaning ascribed to such term in the preamble hereof.

         "MBIA/ARG ACCRUED INTEREST ACCOUNTS" means, collectively, the "Series 1999-1 Accrued Interest Account" as defined in the Series 1999-1 Supplement, the "Series 1999-3 Accrued Interest Account" as defined in the Series 1999-3 Supplement, the "Series 2000-4 Accrued Interest Account" as defined in the Series 2000-4 Supplement and the "Series 2001-2 Accrued Interest Account" as defined in the Series 2001-2 Supplement.

         "MBIA/ARG COLLECTION ACCOUNTS" means, collectively, the "Series 1999-1 Collection Account" as defined in the Series 1999-1 Supplement, the "Series 1999-3 Collection Account" as defined in the Series 1999-3 Supplement, the "Series 2000-4 Collection Account" as defined in the Series 2000-4 Supplement, the "Series 2001-2 Collection Account" as defined in the Series 2001-2 Supplement and the "Group II Collection Account" as defined in the MBIA/ARG Supplements.

         "MBIA/ARG LETTER OF CREDIT AMOUNT" means the sum of (i) the "Series 1999-1 Letter of Credit Amount" (as defined in the Series 1999-1 Supplement), PLUS (ii) the "Series 1999-3 Letter of Credit Amount" (as defined in the Series 1999-3 Supplement), PLUS (iii) the "Series 2000-4 Letter of Credit Amount" (as defined in the Series 2000-4 Supplement), PLUS (iv) the "Series 2001-2 Letter of Credit Amount" (as defined in the Series 2001-2 Supplement).

         "MBIA/ARG NOTES" means, collectively, the Series 1999-1 Notes, the Series 1999-3 Notes, the Series 2000-4 Notes and the Series 2001-2 Notes.

         "MBIA/ARG RESERVE ACCOUNTS" means, collectively, the "Series 1999-1 Reserve Account" as defined in the Series 1999-1 Supplement, the "Series 1999-3 Reserve Account" as defined in the Series 1999-3 Supplement, the "Series 2000-4 Reserve Account" as defined in the Series 2000-4 Supplement and the "Series 2001-2 Reserve Account" as defined in the Series 2001-2 Supplement.

         "MBIA/ARG SUPPLEMENTS" means, collectively, the Series 1999-1 Supplement, the Series 1999-3 Supplement, the Series 2000-4 Supplement and the Series 2001-2 Supplement.

         "MBIA DESIGNEE" has the meaning ascribed to such term in Schedule I.



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         "MONTHLY NOTEHOLDER STATEMENT" means the "Monthly Noteholders'
Statement" referred to in Section 7.2 of the MBIA/ARG Supplements, as the same may be amended, supplemented and otherwise modified from time to time with the consent of MBIA and ANC.

         "NATIONAL" means National Car Rental System, Inc., a Delaware corporation, as Debtor.

         "NET BOOK VALUE" has the meaning ascribed to such term in the ARG Indenture.

         "NFLP" means National Car Rental Financing Limited Partnership, a Delaware limited partnership.

         "NOVEMBER 5 COURT ORDER" has the meaning ascribed to such term in the Recitals.

         "ORIGINAL FINANCING AGREEMENT" has the meaning ascribed to such term in the preamble.

         "PAYMENT DATE" has the meaning ascribed to such term in the ARG Indenture.

         "PERSON" means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, financial institution, fund, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental authority.

         "PETITION DATE" has the meaning ascribed to such term in the Recitals.

         "QUALIFYING VEHICLE" means a Vehicle (a) that is only subject to a Group II Operating Lease and (b) that, if subject to any Manufacturer Program, is under the MY2003 Manufacturer Program or a MY 2004 Manufacturer Program with the same terms and conditions as the existing MY2003 Manufacturer Program with that Manufacturer or a program with terms and conditions that are more favorable, to the Leasing Companies, as determined by MBIA in its sole discretion. No Vehicle shall be considered subject to a Manufacturer Program until MBIA has acknowledged in writing (i) its acceptance of the terms of the "Consent to the Assignment of Repurchase Rights" or other collateral assignment agreements with respect to the applicable repurchase program for the related model year from the Manufacturer to the Master Collateral Agent and (ii) its determination that the repurchase program satisfies the condition in (b) above.

         "RELATED MASTER COLLATERAL" has the meaning ascribed to such term in the Master Collateral Agency Agreement.

         "RELATED VEHICLES" has the meaning ascribed to such term in the Master Collateral Agency Agreement.

         "RELEASED FUNDS" means funds released from one or more MBIA/ARG Collection Accounts to ARG from time to time pursuant to this Agreement.

         "REMITTANCE ALLOCATION DATA" means VIN-level information provided to the Master Collateral Agent or ANC by a manufacturer, dealer or auction, with respect to remittances of Vehicle proceeds by such party to the Master



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Collateral Account, allocating such remittances to the specific Vehicles that gave rise to the remittances.

         "REORGANIZING EVENT" means the occurrence of (i) the effective date of any plan of reorganization filed in Alamo's, National's or ANC's Bankruptcy Proceeding, and/or (ii) the consummation of a sale which allows a substantial portion of the business of Alamo, National or ANC to continue to operate as a going concern (whether under ANC or a successor entity including, without limitation, a third-party buyer).

         "REPURCHASE PROGRAM" has the meaning ascribed to such term in the ARG Indenture.

         "REQUIRED ENHANCEMENT" means, as of any Determination Date, an amount equal to 14.375% of the Invested Amount of the MBIA/ARG Notes as of such Determination Date.

         "SERIES 1999-1 NOTES" means the Series of Notes issued under the Series 1999-1 Supplement.

         "SERIES 1999-1 SUPPLEMENT" means that certain Fourth Amended and Restated Series Supplement to the ARG Indenture dated as of April 15, 2003 by and between ARG and the Trustee, as such Supplement is amended, supplemented or otherwise modified from time to time.

         "SERIES 1999-3 NOTES" means the Series of Notes issued under the Series 1999-3 Supplement.

         "SERIES 1999-3 SUPPLEMENT" means that certain Fourth Amended and Restated Series Supplement to the ARG Indenture dated as of April 15, 2003 by and between ARG and the Trustee, as such Supplement is amended, supplemented or otherwise modified from time to time.

         "SERIES 2000-4 NOTES" means the Series of Notes issued under the Series 2000-4 Supplement.

         "SERIES 2000-4 SUPPLEMENT" means that certain Third Amended and Restated Series Supplement to the ARG Indenture dated as of April 15, 2003 by and between ARG and the Trustee, as such Supplement is amended, supplemented or otherwise modified from time to time.

         "SERIES 2001-2 NOTES" means the Series of Notes issued under the Series 2001-2 Supplement.



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         "SERIES 2001-2 SUPPLEMENT" means that certain Third Amended and
Restated Series Supplement to the ARG Indenture dated as of April 15, 2003 by and between ARG and the Trustee, as such Supplement is amended, supplemented or otherwise modified from time to time.

         "SERIES 2001-3 NOTES" means the Series of Notes issued under the Series 2001-3 Supplement.

         "SERIES 2001-3 SUPPLEMENT" means that certain Series Supplement to the ARG Indenture dated as of May 11, 2001 by and between ARG and the Trustee, as such Series Supplement is amended, supplemented or otherwise modified from time to time.

         "SERVICER" has the meaning ascribed to such term in the ARG Indenture.

         "TERMINATION DATE" means the earlier of (i) June 30, 2003 and (ii) the occurrence of a Termination Event that has not been waived in writing by MBIA.

         "TERMINATION EVENT" has the meaning ascribed to such term in Section
4.1.

         "THIRD LETTER AGREEMENT" means the Amended and Restated Letter Agreement dated as of April 15, 2003 between ANC and MBIA, as the same may be amended, supplemented or otherwise modified from time to time.

         "TITLE FACILITIES" means all rooms, buildings and other facilities where ANC keeps or stores certificates of title for the Vehicles.

         "TRANSACTION DOCUMENTS" means, collectively, this Agreement, the Third Letter Agreement, the ARG Indenture, the MBIA/ARG Supplements, the Leasing Company Related Documents, the Group II Leasing Company Related Documents, the Insurance Agreements and all other agreements and documents relating to the transactions contemplated under any of the foregoing.

         "TRIGGERING EVENT" has the meaning ascribed to such term in the Cash Collateral Order (taking into account any extension of the `Base Budget' contained in such Order after the expiration of such Base Budget on July 19, 2003, or any further extensions of the Cash Collateral Order by the Bankruptcy Court).

         "TRUSTEE" means The Bank of New York, as trustee, under the ARG Indenture or any successor trustee.

         "VEHICLE" has the meaning ascribed to such term in the ARG Indenture.

         "VEHICLE POOL" means, collectively, the Group I Vehicles and the Group II Vehicles.

         Section 1.2. COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word `from' means `from and including' and the words `to' and `until' each mean `to but excluding'. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a week or weeks or month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period



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commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.


                                   ARTICLE II
                                RELEASE OF FUNDS

         Section 2.1. RELEASE OF FUNDS. Upon the terms and subject to the conditions set forth herein, MBIA agrees to direct the Trustee to release funds on deposit from one or more MBIA/ARG Collection Accounts to ARG from time to time during the period from the Effective Date to the Termination Date. Notwithstanding the foregoing, (i) in no event shall MBIA be obligated to direct the Trustee to release funds that are not on deposit in the MBIA/ARG Collection Accounts and (ii) any direction given by MBIA to the Trustee to release funds may be revoked by MBIA at any time if any condition precedent set forth in
Article III has not been satisfied or a Termination Event has occurred.

         Section 2.2. REQUESTING RELEASE OF FUNDS OR RELEASE OF CREDIT ENHANCEMENT. Each release of funds from the MBIA/ARG Collection Accounts or release of credit enhancement to ARG will be made pursuant to a request by ANC, as Servicer, to the Trustee and MBIA no later than 12:00 p.m. (New York time) on the Business Day on which ANC, as Servicer, requests a release of funds or release of credit enhancement. Notwithstanding the foregoing, MBIA shall not be required to direct the Trustee to release funds or release credit enhancement unless the conditions precedent set forth in Sections 3.1 and 3.2 have been satisfied.

         Section 2.3. RELEASE OF ENHANCEMENT. Upon the terms and subject to the conditions set forth herein, MBIA agrees to direct the Trustee to release credit enhancement in the form of cash on any Payment Date, but only after ARG has paid the Controlled Distribution Amount due on such Payment Date, in an amount not to exceed 15.5% of the Controlled Distribution Amount actually paid to the holders of Series 2000-4 Notes on such Payment Date, provided that the aggregate amount of all assets released under this Section 2.3 does not exceed $77,500,000. Cash may be released from any MBIA/ARG Reserve Account and any MBIA/ARG Collection Account; PROVIDED, HOWEVER, the aggregate amount of cash released to ARG on any Payment Date from the MBIA/ARG Reserve Accounts shall not cause the aggregate amount on deposit in all of the MBIA/ARG Reserve Accounts to be less than 6.6% of the aggregate Invested Amount of the MBIA/ARG Notes, taking into account any reduction in the Invested Amount of the Series 2000-4 Notes resulting from the payment of the Controlled Distribution Amount on such Payment Date. Notwithstanding the foregoing, (i) in no event shall MBIA be obligated to direct the Trustee to release funds that are not on deposit in the MBIA/ARG Collection Accounts or the MBIA/ARG Reserve Accounts and (ii) any direction given by MBIA to the Trustee to release credit enhancement may be revoked by MBIA at any time if any condition precedent set forth in Article III has not been satisfied or a Termination Event has occurred.

         Section 2.4. INFORMATION REQUEST. ANC shall promptly comply, and cause the Debtors to comply, with all reasonable information requests made by MBIA.




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

         Section 2.5. OTHER FINANCING; M&A ALTERNATIVES. (a) ANC shall promptly disclose to MBIA the specifics of any and all efforts made by ANC or any Debtor to obtain financing to purchase or lease vehicles from other sources and any and all indications of interest by any other Person to provide any such financing. Furthermore, ANC shall give, and cause the Debtors to give, MBIA a full and fair opportunity to provide financing to ANC and the Debtors in the event that another Person proposes to provide any such financing.

                  (b) ANC agrees (i) to pursue diligently its merger and acquisition alternatives, (ii) to consult with MBIA in connection with its merger and acquisition strategies and negotiations and (iii) to provide MBIA full access to the merger and acquisition process and to all information and persons in connection therewith.

         Section 2.6. FEES. (a) ADMINISTRATIVE. ANC shall pay to MBIA an administrative fee in the amount of $1,200,000, payable as follows: $400,000 on each of the Effective Date (it being understood that if ANC paid the $400,000 that was payable on April 13, 2003 pursuant to the First Amendment, the administrative fee payable hereunder on the Effective Date shall be deemed to be paid), May 13, 2003 and June 13, 2003; PROVIDED, HOWEVER, if MBIA delivers the notice of revocation described in Section 3.2(o), no administrative fee shall be payable on any payment date subsequent to the date such notice is received by the Trustee (it being understood that (a) all administrative fees payable prior to such date of revocation shall be due and payable and once paid are not refundable and may be retained by MBIA and (b) any installment of the administrative fee that would have been due and payable but for MBIA's delivery of the aforementioned notice of revocation, shall be immediately due and payable if MBIA rescinds such notice of revocation).

                  (b) UPFRONT FEE. ANC shall pay to MBIA an upfront fee in the amount of $1,000,000, payable as follows: $500,000 on the Effective Date and $250,000 on each of May 1, 2003 and June 1, 2003; provided, HOWEVER, if MBIA delivers the notice of revocation described in Section 3.2(o), no upfront fee shall be payable on any payment date subsequent to the date such notice is received by the Trustee (it being understood that (a) all upfront fees payable prior to such date of revocation shall be due and payable and once paid are not refundable and may be retained by MBIA and (b) any installment of the upfront fee that would have been due and payable but for MBIA's delivery of the aforementioned notice of revocation, shall be immediately due and payable if MBIA rescinds such notice of revocation).

                  (c) SUCCESS FEE. ANC shall cause ARG to pay, and ARG agrees to pay, to MBIA (out of the assets of ARG) a fee in an amount not to exceed $12,500,000, contingent and payable upon the occurrence of a Reorganizing Event. Such fee shall be earned as follows: (i) $4,000,000 if MBIA agrees to allow funds to be released from the MBIA/ARG Collection Accounts through November 1, 2002; (ii) $4,000,000 if MBIA agrees to allow funds to be released from the MBIA/ARG Collection Accounts until the date which is the earlier of (A) May 1, 2003 and (B) the date on which an Emergence Event has occurred; and (iii) $4,500,000 if MBIA agrees to allow funds to be released from the MBIA/ARG Collection Accounts until an Emergence Event has occurred.

                  (d) METHOD OF PAYMENT. All fees and other amounts payable hereunder shall be wired on their due date as specified herein. Unless another account is designated to ANC in writing by MBIA, federal funds wire transfers to MBIA should be made with the following details specifically stated on the wire instructions:

         Account Name:              MBIA Insurance Corporation
         Account Number:            910-2-721728
         Bank:                      Chase Manhattan Bank, N.A.
                                    4 Chase Metro Tech Center
                                    Brooklyn, New York 11245
                                    ABA Number: 021-000-021
         Reference:                 Policy #286380, 293170, 326010
                                    and 351050 and "Fees"

         Section 2.7. ANC AS SERVICER. ANC agrees that (i) it will resign, or consent to be removed, as Servicer, under the Leasing Company Related Documents at the request or direction of MBIA, subject to the consents referred to in
Section 3.3 of Master Collateral Agency Agreement, and (ii) if requested by MBIA, it will execute any necessary amendments to the Leasing Company Related Documents to effectuate the actions described in clause (i) above.

         Section 2.8. TRANSFER OF FUNDS. MBIA agrees that it will not direct the ARG Trustee to transfer any funds out of any MBIA/ARG Reserve Account prior to the Termination Date except for funds that are used to pay any deficiency in the amount of interest that is due and unpaid on any of the MBIA/ARG Notes or in the amount of principal that is due and unpaid in connection with a Controlled Distribution Amount. Furthermore, MBIA agrees that it will not direct the ARG Trustee to transfer any funds out of any MBIA/ARG Collection Account to any MBIA/ARG Accrued Interest Account prior to the Termination Date.

         Section 2.9. APPLICATION OF FUNDS. MBIA agrees that upon the occurrence of any Termination Event listed in SECTION 4.1(A) - (D) that does not also constitute either (a) a Termination Event listed in SECTION 4.1(E) - (J) or (b) a default under any Lease or any Group II Lease with respect to the failure of ANC or any Lessee to comply with the terms of such Lease or Group II Lease, it will not direct the ARG Trustee to apply funds in the MBIA/ARG Collection Accounts or the MBIA/ARG Reserve Accounts to the payment of principal under the MBIA/ARG Notes (except for the payment of the Controlled Distribution Amount then due and payable) unless MBIA has given ANC written notice thereof at least seven (7) days prior to any such application.


                                   ARTICLE III
                              CONDITIONS OF RELEASE

         Section 3.1. CONDITIONS PRECEDENT TO INITIAL RELEASE OF FUNDS. The obligation of MBIA to direct the Trustee to release the initial funds from the MBIA/ARG Collection Accounts or to release credit enhancement shall be subject to the following conditions precedent:

                  (a) This Agreement and the Third Letter Agreement shall have been executed and delivered by the parties thereto.

                  (b) The MBIA/ARG Supplements and the Group II Leasing Company Related Documents, and all other agreements and documents relating to the transactions contemplated thereunder, shall be in form and substance satisfactory to MBIA in its sole discretion, and The Bank of New York, as trustee, shall have executed and delivered all such documents, agreements and amendments to which it is a party.

                  (c) All consents and approvals necessary, required or requested by MBIA in connection with the execution, delivery and performance of the Transaction Documents shall have been obtained.

                  (d) The Leasing Companies shall have increased the principal amount of the Group II Leasing Company Notes in exchange for the Released Funds and the Group II Leasing Company Notes shall be secured by a first priority Lien on the Group II Vehicles and all other collateral relating thereto for the exclusive benefit of the holders of any of the MBIA/ARG Notes.

                  (e) No law, regulation, order, judgment or decree of any governmental authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental authority which purports to enjoin, prohibit, restrain or otherwise affect the consummation of the transactions contemplated by the Transaction Documents or which threatens to impose any liability or claims for damages against MBIA as a result of such transactions.

                  (f) Opinions of counsel, in form and substance satisfactory to MBIA, in connection with the transactions contemplated by the Transaction Documents shall have been delivered to MBIA.

                  (g) ANC shall provide to Gordian Group and MBIA such supplemental analysis / due diligence information as it shall from time to time request expeditiously if the requested information is readily available to ANC and within a reasonable period of time if the requested information is not readily available to ANC.

                  (h) The Leasing Company Indentures and the Leases shall have been amended in a manner to make them consistent with the Master Collateral Agency Agreement. The MBIA/ARG Series Supplements shall have been amended to give MBIA the flexibility, in its sole discretion, to apply the funds on deposit in the Reserve Accounts to principal, interest or any other obligation owing under any of the MBIA/ARG Notes.

                  (i) ANC shall have provided to MBIA copies of directions provided by ANC to The Bank of New York upon retirement of Series 2001-3 Notes to move the excess funds in the accounts (other than the amounts in the reserve account for such Series) under the Series 2001-3 Supplement to one of the MBIA/ARG Collection Accounts.

                  (j) MBIA and each MBIA Designee shall have received all of the items due to MBIA and such MBIA Designee on or before the Effective Date in accordance with Schedule I, including but not limited to any "Demand Move Forms" created on or after November 8, 2002 evidencing a change in the internal financing code assigned to a Vehicle pledged under the Master Collateral Agency Agreement in the Odyssey or IVS System.

                   (k) The Debtors shall have (i) entered into debtor-in-possession financing, on terms and conditions satisfactory to MBIA, in an amount of at least $60,000,000, (ii) received the initial advance under such financing and (iii) in the event that such debtor-in-possession financing is entered into with DaimlerChrysler, delivered to MBIA the written agreement of DaimlerChrysler that it will not setoff against any liabilities or obligations owing by DaimlerChrysler under its Manufacturer Program (other than "Excluded Payments" as defined in the Master Collateral Agency Agreement) for the liabilities and obligations owing by the Debtors under or in connection with such debtor-in-possession financing.

                  (l) MBIA shall have been paid all fees required to be paid to MBIA on or before the Effective Date.

         Section 3.2. CONDITIONS PRECEDENT TO ALL RELEASES. The obligation of MBIA to direct the Trustee to release funds from the MBIA/ARG Collection Accounts on any Business Day or credit enhancement on any Payment Date, upon each request by ANC therefor, shall be subject to the following conditions precedent:

                  (a) ANC shall have provided (i) a compliance certificate in the form attached hereto as Exhibit A (the "Compliance Certificate") with respect to a release of funds from the MBIA/ARG Collection Accounts pursuant to Section 2.1 and (ii) a certificate in the form attached hereto as Exhibit B (the "Credit Enhancement Certificate") with respect to a release of credit enhancement pursuant to Section 2.3.

                  (b) As of the most recent Determination Date, the Available Enhancement shall be at least equal to the Required Enhancement.

                  (c) As of the most recent Determination Date, the Vehicle Pool shall have complied with the Fleet Criteria.

                  (d) Each Lessee shall be in full compliance with the Leases (other than the payment of Rent due November 20, 2001 and December 20, 2001 and the payment of the component of the Rent referred to in the Final Orders as "Deferred Rent Payments") and the Group II Leases.

                  (e) On dates when premium payments are made to MBIA, ANC shall have provided to MBIA by e-mail the aggregate Net Book Value of the Group II Vehicles that accrue additional premium at 43 basis points and the aggregate Net Book Value of the Group II Vehicles that accrue additional premium at 68 basis points. On each Distribution Date, the

         Servicer shall have provided to MBIA, as a supplement to each Monthly Noteholder Statement, such statements as are necessary to reflect the transactions contemplated herein.

                  (f) MBIA and the MBIA Designee shall have received on or prior to such date all of the items required to have been provided by such date as set forth in Schedule I.

                  (g) No Termination Event shall have occurred and be continuing.

                  (h) ANC shall be in compliance with the provisions of Article
         V.

                  (i) MBIA shall have been paid all fees required to be paid to MBIA on or before such date.

                  (j) A firm selected by MBIA shall not have reported any material errors or discrepancies with respect to such tests as shall be specified by MBIA in the Third Letter Agreement.

                  (k) No law, regulation, order, judgment or decree of any governmental authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental authority which purports to enjoin, prohibit, restrain or otherwise affect the consummation of the transactions contemplated hereby or which threatens to impose any liability or claims for damages against MBIA as a result of such transactions.

                  (l) ARG shall have paid in full all scheduled Controlled Distribution Amounts with respect to the Series 2000-4 Notes due on or prior to such Business Day.

                  (m) On or prior to the first date when funds are released for the purpose of acquiring MY2003 or MY2004 cars covered under any Manufacturer Program, a Collateral Assignment, in form and substance satisfactory to MBIA, in connection with the applicable MY2003 or MY2004 Manufacturer Program shall have been executed and delivered by each such Manufacturer and ANC shall have provided such document to MBIA.

                  (n) ANC shall have provided to Gordian Group and MBIA such supplemental analysis / due diligence information as it shall from time to time request expeditiously if the requested information is readily available to ANC and within a reasonable period of time if the requested information is not readily available to ANC.

                  (o) (A) MBIA shall be satisfied, in its sole discretion, with
         (i) the senior management team of the Debtors, and (ii) the progress made by the Debtors in each of their merger and acquisition activities and their additional financing activities and the process of negotiating, filing and confirming a plan of reorganization; and (B) no material adverse change shall have occurred in (i) the condition (financial, management or otherwise), operations, assets, business, properties, performance or prospects of Debtors, the Leasing Companies or ARG, (ii) the ability of the Debtors, the Leasing Companies or ARG to perform their respective obligations under the ARG Indenture, the MBIA/ARG Supplements, the Leasing Company Indenture, the Leasing Company Related Documents, the Group II Leasing Company Indenture, the Group II Leasing Company Related Documents, the Leases or the Group II Leases, or (iii) the ability of MBIA to enforce its rights under the documents referred to in clause (B)(ii) above; and (C) no fact relating to ANC, any of the Debtors, any of the Leasing Companies or ARG that MBIA believes, in its sole discretion, is materially adverse to MBIA, as Surety Provider, shall have been disclosed since January 1, 2003; PROVIDED, HOWEVER, if any portion of this condition precedent is not satisfied and MBIA elects to revoke its direction to the Trustee to release funds to ARG pursuant to the Indenture, MBIA shall deliver to the Trustee and to ANC a notice of such revocation directing the Trustee that it may release funds to ARG during the immediately following ten business days, but not thereafter, and in an aggregate amount not to exceed $50,000,000, so long as all other conditions to such release have been satisfied; and FURTHER PROVIDED, HOWEVER, that if this condition precedent is satisfied in full within five business days from the date of MBIA's delivery of the foregoing notice of revocation, MBIA shall rescind the notice of revocation with respect to this condition precedent.

                  (p) No plan of reorganization of ANC and the other Debtors that is not acceptable to MBIA in its sole discretion shall have been confirmed in the Bankruptcy Cases; and no plan of reorganization in the Bankruptcy Cases of ANC and the other Debtors shall have become effective.

                  (q) A trustee under Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business of the Debtors (powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) shall not have been appointed in the Bankruptcy Cases.

                  (r) No other superpriority claim which is pari passu with or senior to the claims of MBIA shall have been granted in any of the Bankruptcy Cases without the express consent of MBIA, other than the claims granted such priority pursuant to prior orders of the Bankruptcy Court and in connection with the DIP financing.

                  (s) The Bankruptcy Court shall not have entered an order granting relief from the automatic stay to the holder or holders of any lien to permit foreclosure on any assets or property of the Debtors with an aggregate value in excess of $20,000,000.


                                   ARTICLE IV
                                TERMINATION EVENT

         Section 4.1. TERMINATION EVENTS. Any one of the following events shall constitute a "Termination Event" under this Agreement:

         (a) An "Amortization Event" (as defined in the ARG Indenture) shall have occurred since the Petition Date;

         (b) An "Amortization Event" (as defined in each MBIA/ARG Supplement) shall have occurred since the Petition Date;

         (c) An "Amortization Event" (as defined in the Leasing Company Indenture and the Group II Leasing Company Indenture) shall have occurred since the Petition Date;

         (d) An "Amortization Event" (as defined in each Supplement to the Leasing Company Indenture or the Group II Leasing Company Indenture) shall have occurred since the Petition Date;

         (e) A "Lease Event of Default" (as defined in each Lease and each Group II Lease) shall have occurred since the Petition Date;

         (f) Failure by ANC to perform or observe any covenant or any condition set forth herein or in any agreement referenced in this Agreement subject to any cure period for any such failure provided for in such agreement;

         (g) Dismissal of the Bankruptcy Proceeding or the conversion of the Bankruptcy Proceeding to a case under Chapter 7 of the Bankruptcy Code or a receiver or examiner shall have been appointed;

         (h) Any representation, warranty or certification by ANC provided hereunder or in connection herewith shall be false or misleading in any material respect when made;

         (i) Any violation by ANC or any of the other Debtors of any provision of the Final Orders; or

         (j) At any time, for any reason, (i) the Liens in favor of the Trustee under the Leasing Company Related Documents, the Group II Leasing Company Related Documents or the ARG Indenture are invalid and unperfected, or (ii) Liens in favor of the Trustee under the Leasing Company Related Documents, the Group II Leasing Company Related Documents or the ARG Indenture shall be invalidated or otherwise cease to be in full force and effect, or such Liens shall not have the priority contemplated under such documents.

         Section 4.2. REMEDIES. Upon the occurrence and during the continuance of a Termination Event, MBIA may (a) terminate its obligation to direct the Trustee to release funds from the MBIA/ARG Collection Accounts and/or to release credit enhancement and/or (b) exercise all or any of its rights and remedies provided in this Agreement, the Final Orders or the other Transaction Documents or under other applicable laws, all of which rights and remedies shall be cumulative, and nonexclusive, to the extent permitted by law.

                                    ARTICLE V
                                    COVENANTS

         Section 5.1. POST-CLOSING MATTERS. (a) Not later than April 30, 2003, ANC shall have completed the tasks of documenting in IVS and Odyssey Chrysler's Beneficiary status prior to payment for cars, and the association of Finance/Pool Codes with Financing Sources and Beneficiaries.

                  (b) ANC shall cooperate with MBIA in efforts to induce the Master Collateral Agent to provide to MBIA and the MBIA Designee the Remittance Allocation Data that ANC is unable to induce manufacturers and auctions to provide directly to MBIA and the MBIA Designee, it being understood that MBIA shall bear the costs of obtaining such Remittance Allocation Data as the Master Collateral Agent is willing and able to provide.

                  (c) ANC shall assist The Bank of New York, as Trustee, in completing the "grids" attached to the Group II Notes that record all increases and decreases since the issuance of the Group II Notes. Not later than April 30, 2003, The Bank of New York, as Trustee, shall have completed such grids and both ANC and the Trustee shall have provided officers' certificates that such grids and the information contained thereon are true and complete. In addition, not later than April 30, 2003 ANC shall have modified the daily funding Compliance Certificate attached hereto as Exhibit A in a manner satisfactory to MBIA and the Trustee.

                  (d) ANC shall use its best efforts to ensure that on or before April 15, 2003, all manufacturers and auctions that provide Remittance Allocation Data to ANC in electronic format, provide or make available all such Remittance Allocation Data to MBIA and the MBIA Designee in electronic format at the time such information is available to ANC. Starting April 23, 2003 and on each Wednesday thereafter, ANC shall deliver to MBIA and the MBIA Designee all Remittance Allocation Data received by ANC during the seven day period ending on the preceding Friday and that is not being provided or made available electronically to MBIA and the MBIA Designee as described in the prior sentence. ANC may fulfill this requirement by delivering to MBIA and the MBIA Designee copies of paper reports received by ANC from the Manufacturers and auctions and /or electronic files, in a format readable by MBIA and the MBIA Designee, containing the applicable Remittance Allocation Data. Upon receiving from MBIA a written notice that MBIA is able to obtain such information from the Master Collateral Agent, ANC no longer shall be required to provide such information to MBIA and the MBIA Designee.

                  (e) ANC shall ensure that the following fleet data inconsistencies no longer appear in the data files listed in Schedule I(e), beginning with the data files due to be delivered on April 27, 2003 with respect to April 15, 2003: (i) Vehicles for which the reported titleholder is "Invalid Owner," "Rosedale Dodge" or any entity other than a Leasing Company; (ii) Vehicles identified as "Program" for which the reported Manufacturer Program is "+New"; (iii) Vehicles identified as "Program" and as a Model Year 2000 or earlier, or Model Year 2001 for which the reported Manufacturer Program is not the GM Matrix Program; (iv) Vehicles for which the reported location is "Alamo," "National" or "blank"; (v) Vehicles for which it is not possible to discern a street address; and (vi) Vehicles for which the Paid Date is at least 6 months old for which no lienholder is reported.

         Section 5.2. CASH COLLATERAL. (a) The Debtors shall have continuous use of all cash collateral pursuant to a Cash Collateral Order.

                  (b) No Triggering Event shall have occurred and be continuing.

         Section 5.3. CERTIFICATES OF TITLE.

                  (a) ANC agrees that anytime ANC is required hereunder to provide to any party the information in Schedule I (e), it will include, for each VIN, the "Sequence Number" or "Unit Number" assigned to the certificate of title for such VIN upon receipt and recordation of the certificate of title by ANC at ANC's Title Facilities.

                  (b) At all times during ANC's regular business hours, MBIA and its agents identified in writing by MBIA to ANC shall have access to ANC's premises, the Title Facilities and any other locations at which ANC keeps certificates of title and the certificates of title that are pledged to secure the MBIA/ARG Notes. ANC shall provide MBIA a copy of the key to the Title Facilities and to any other doors (other than external doors providing general access to ANC's premises) through which one must pass in order to gain access to the Title Facilities each time ANC changes the programming for such key. MBIA or an agent periodically may test these access arrangements.

                  (c) At all times during ANC's regular business hours, MBIA and its agents (identified in writing to ANC) shall have the ability upon reasonable advance written notice to ANC, (i) to monitor compliance with the provisions in the Financing Documents relating to certificates of title for the Group I Vehicles and the Group II Vehicles, (ii) to test and evaluate the mechanical and other features of the Title Facilities designed to ensure the security of the certificates of title and to protect them against damage from fire, smoke, water and other physical hazards, (iii) to test that the certificates of title (or copies of Department of Motor Vehicle filings and other documentation necessary to obtain a valid certificate of title) for all Group I Vehicles and Group II Vehicles are present in the Title Facilities or adequately accounted for, (iv) to test that certificates of title have been assigned the "Sequence Numbers" or "Unit Numbers" indicated by ANC and (v) to test that such certificates of title as are present to indicate the appropriate owner and lienholder, VIN, vehicle make, model, vehicle model year and other vehicle attributes selected by MBIA, and that ANC has indicated the appropriate owner, lienholder and vehicle information in all Department of Motor Vehicle filings and other documentation in connection with any request for the issuance of an initial, corrected or replacement certificate of title. ANC shall diligently take all reasonable measures to comply with the actions described in clauses (i) through (v) of this subsection.

                  (d) As determined by periodic statistical analysis of samples of the certificates of title (including documentation evidencing ANC's communication with the Department of Motor Vehicles requesting the issuance and correction of certificates of title) for the Group I Vehicles and the Group II Vehicles (the frequency and structure of such analysis and samples to be acceptable to MBIA in its sole discretion), the probability shall be at least 98% that the rate of errors in the certificates of title does not exceed 1% with respect to owner, lienholder, VIN, vehicle make, model, vehicle model year and other vehicle attributes selected by MBIA. ANC may cure any two failures to attain this standard of reliability, by taking all actions required by law to correct all identified errors, within 10 Business Days of receiving written notice of such failure.

                  (e) ANC shall provide, to any party performing agreed upon procedures with respect to the certificates of title on behalf of the Leasing Companies or MBIA, access to the electronic records (if any) that ANC keeps in connection with requests for the issuance of certificates of title.

                  (f) With respect to all Vehicles for which ANC has not yet received the initial certificate of title and Vehicles for which ANC has requested (but has not yet received) a corrected or replacement certificate of title, (i) if the applicable Departments of Motor Vehicles do not provide ANC on-line access to information evidencing the request for such certificates of title, ANC shall maintain such hard copy records, electronic image files or other electronic files as are sufficient to evidence the request for the issuance of such certificate of title (including the information provided in such request with respect to owner, lienholder, VIN, year, make, model and for used Vehicles only, mileage), and (ii) if the applicable Departments of Motor Vehicles provide ANC on-line access to information evidencing the request for such certificates of title, ANC shall provide (to any party performing agreed upon procedures with respect to the certificates of title on behalf of the Leasing Companies or MBIA) access to ANC's on-line account information at the various Departments of Motor Vehicles, sufficient to enable such party to examine all information that the Departments of Motor Vehicles make available on-line to ANC regarding the certificates of title.

                  (g) ANC shall not be required to comply with the requirements of Section 5.3(f)(i) to the extent that either (i) the standard procedures for the issuance of certificates of title for Vehicles in a given state do not afford ANC (or, with respect to initial certificates of title, the dealer from which ANC purchased the Vehicle) an opportunity to obtain any form of hard copy or electronic evidence or confirmation that it has requested the issuance of a certificate of title or (ii) ANC is able to provide an alternative form of evidence reasonably satisfactory to MBIA that ANC (or a dealer from which ANC purchased a vehicle) took the actions necessary to obtain an initial, corrected or replacement certificate of title.

         Section 5.4. DISCLOSURE OF OTHER AGREEMENTS. ANC agrees to deliver to MBIA all documentation with respect to each financing being provided to ANC or any of its affiliates or special purpose vehicles upon the earlier of (i) the date MBIA is approached by a third party (or by ANC on behalf of a third party) with respect to the terms and conditions under which MBIA might consent to the continued availability of ARG Funding Corp. as a source of Vehicle financing for the Leasing Companies in connection with either a plan of reorganization in the Bankruptcy Cases or an asset sale under Section 363 of the U.S. Bankruptcy Code and (ii) the date ANC receives a Letter of Intent, but in either case, not earlier than the date when ANC files a motion seeking a sixth order authorizing debtors to lease automobiles and provide protection in connection with master lease agreements.

         Section 5.5. REPORTING AND OTHER COVENANTS. (a) On each Compliance Reporting Date, ANC shall deliver to MBIA a certificate of compliance, in form and substance satisfactory to MBIA (the "Determination Date Compliance Certificate"), certifying, as to the related Determination Date, that the Vehicle Pool complies with the Fleet Criteria and that the Available Enhancement is at least equal to the Required Enhancement.

                  (b) On each Distribution Date starting with the Distribution Date in April 2003, ANC shall deliver to MBIA as a supplement to each Monthly Noteholder Statement, such statements as are necessary to reflect the transactions contemplated herein in a form mutually acceptable to ANC and MBIA.

                  (c) On each date when ANC delivers a Compliance Certificate or a Credit Enhancement Certificate to the Trustee requesting the release of funds or the release of credit enhancement, ANC shall simultaneously deliver such Compliance Certificate or Credit Enhancement Certificate to MBIA.

                  (d) ANC shall deliver to MBIA a summary of the material terms of each Expression of Interest promptly upon receipt of such Expression of Interest, and shall deliver to MBIA a complete copy of each Letter of Intent promptly upon receipt thereof, PROVIDED, HOWEVER, that if ANC shall be precluded from providing a Letter of Intent to MBIA, in whole or in part, by the express terms thereof or by a confidentiality agreement with the co-party to the Letter of Intent, ANC promptly shall provide MBIA with a summary of the material terms of such Letter of Intent.

                  (e) ANC shall deliver to MBIA each Monthly Noteholder Statement delivered to the holders of notes issued by ARG Funding Corp. II simultaneously with the delivery to such holders.

                  (f) On or prior to April 30, 2003, and on the last day of each quarter thereafter beginning on June 30, 2003, ANC shall deliver to the Master Collateral Agent and The Bank of New York in its various capacities as trustee, a detailed memorandum, in form acceptable to MBIA, describing the procedures used by the Servicer, to designate on its computer system the Related Vehicles (as defined in the Master Collateral Agency Agreement) for each Beneficiary as required by Section 2.2 of the Master Collateral Agency Agreement.

                  (g) Not later than April 30, 2003, ANC shall provide copies of all insurance policies providing liability, casualty and theft insurance for the Vehicles to MBIA. ANC shall make its staff risk management specialists available to discuss such policies and any self-insurance of the Vehicles by the Debtors with MBIA. If requested by MBIA, ANC shall request that outside insurance professionals involved in the placement of the aforementioned insurance policies discuss such policies with MBIA.

                  (h) Not later than May 15, 2003, ANC shall provide to MBIA a schedule enumerating the following with respect to each location where at least 250 Vehicles were located as of March 31, 2002, as indicated by the field "LOCATION1" in the data file referred to in Schedule I (e): (1) if the location is at an airport, the dollar amount of rents, fees and other compensation expected to be payable by the Debtors between May 1, 2003 and December 31, 2003 to such airport and, if an airport is not the landlord of the facilities utilized by ANC at any such location, to the rent payable to the landlord; (2) the formulas that are the basis for the expenses referred to in clause (1).

                  (i) Not later than April 30, 2003, ANC shall provide to MBIA copies of its contracts with the following airports: Orlando, Maui, Ft. Lauderdale, Los Angeles, Tampa, Las Vegas, Atlanta, West Palm Beach, Dallas/Ft. Worth and Honolulu.

         Section 5.6. NO WAIVER. Notwithstanding anything contained herein, ANC's compliance with the terms of this Agreement shall not constitute, or be deemed to be, a waiver of any right, remedy or power MBIA may have under the ARG Indenture, the MBIA/ARG Supplements, the Leasing Company Related Documents, the Group II Leasing Company Related Documents or the Master Collateral Agency Agreement, or under applicable law or otherwise (including, but not limited to, the right to direct the Trustee or the Master Collateral Agent to take possession of the certificates of title immediately upon the occurrence of a Liquidation Event of Default or Limited Liquidation Event of Default or upon termination of the Power of Attorney under the Master Collateral Agency Agreement).


                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.1. AMENDMENTS. No amendment or waiver of any provision of this Agreement, nor consent to any departure by ANC therefrom, shall be effective unless the same shall be in writing and signed by MBIA, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         Section 6.2. NOTICES. All notices, requests, directions and other communications provided for hereunder shall be in writing and (i) mailed by certified mail, return receipt requested, (ii) telecopied, (iii) hand delivered, or (iv) sent via nationally-recognized overnight courier service, to the parties hereto at their respective addresses set forth on the signature pages of this Agreement. All such notices and communications shall be effective, three (3) Business Days after depositing such notice in the mails (if mailed), upon receipt of electronic confirmation (if telecopied), upon receipt (if hand delivered), and one (1) Business Day after delivery to the courier service (if sent via overnight courier).

         Section 6.3. NO WAIVER; REMEDIES. No failure on the part of MBIA to exercise, and no delay in exercising, any right hereunder or under any of the Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No waiver of any single breach shall be deemed a waiver of any other breach. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 6.4. BINDING EFFECT; GOVERNING LAW; SEVERABILITY. This Agreement shall be binding upon and inure to the benefit of ANC and MBIA and their respective successors and assigns, except that ANC shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of MBIA. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         Section 6.5. NO THIRD PARTY BENEFICIARIES. This Agreement and the rights and benefits hereof shall inure to benefit of the parties hereto and no other Person shall have or be entitled to assert rights or benefits hereunder.

         Section 6.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         Section 6.7. RESERVATION OF RIGHTS. Nothing in this Agreement or in any Transaction Document shall be deemed to constitute a waiver of, and MBIA hereby expressly reserves, any and all defenses, rights, remedies and claims for breach of contract or otherwise that it may have with respect to ANC, any Debtor or any other Person under any agreement, law or otherwise. No action or inaction by MBIA, and no failure or delay on the part of MBIA in the exercise of any such defense, right, remedy or claim, shall impair such defense, right, remedy or claim or be construed to be a waiver of any condition, breach, default or acquiescence therein, nor shall any single or partial exercise of any such defense, right, remedy or claim preclude other or further exercise thereof or of any other defense, right, remedy or claim.

                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                 ANC RENTAL CORPORATION, as Servicer


                                 By:
                                    ------------------------------------------
                                     Title:
                                            ----------------------------------
                                    Address:




                                 MBIA INSURANCE CORPORATION


                                 By:
                                    ------------------------------------------
                                     Title:
                                            ----------------------------------
                                    Address:

                                   SCHEDULE I


         ANC shall deliver the following items to MBIA and to a firm selected by MBIA that shall not be a rental car company or a competitor of ANC (the "MBIA Designee");

         (a) To MBIA on the 15th of each month during the term of this agreement all modifications/updates to the internal fleet forecasts. All such updated forecasts shall include detail on the composition of inventory, acquisitions and deletions and on the apportionment of depreciation between the Leases and the Group II Leases.

         (b) To MBIA not later than May 15, 2003, data files as of March 31, 2003 containing "Historical Fleet Data, Fleet Depreciation Experience, Vehicle Disposition History" and other data equivalent in scope and contents to the files ANC previously has provided to MBIA for earlier periods, entitled "vehicle exp rat agency."

         (c) To MBIA and the MBIA Designee, on Wednesday of each week a VIN-by-Vin level report for the seven day period ending on the preceding Friday, by Debtor, manufacturer and lease type (operating vs. financing, if applicable), enumerating (i) all receivables created in ANC's system with respect to Vehicles upon receipt of condition report from a manufacturer or dealer or a notice of sale from an auction, including, for each such receivable, the amount of the receivable; the name of the applicable manufacturer, dealer or auction; the specific manufacturer turnback site or auction site; the Net Book Value of the Vehicle giving rise to the receivable, as of the disposal date or end of the prior month; (ii) all Vehicles delivered to a manufacturer turnback site or auction site for which ANC's system has not yet created a receivable, including the applicable turnback or auction site; (iii) net proceeds after expenses received and applied from the disposition of Vehicles; (iv) all outstanding receivables as of the last day of the period covered by the report, including the number of days elapsed since the creation of the receivable; and (v) all Vehicles for which payment was made to a dealer; PROVIDED, HOWEVER, that clauses
(i), (ii), (iv) and (v) shall not apply to Alamo Local Markets Division and clause (iii) shall not apply to Alamo Local Markets Division if the total number of Vehicles owned by CarTemps Financing L.P. or leased to Alamo Local Markets Division is 500 or less.

         (d) To MBIA and the MBIA Designee, on the 17th of each month, a monthly report indicating the VIN of all vehicles under the Leases or the Group II Leases that have been totaled, lost or stolen; PROVIDED, however, that subsection (d) shall not apply to Alamo Local Markets Division if the total number of Vehicles owned by CarTemps Financing L.P. or leased to Alamo Local Markets Division is 500 or less.

         (e) To MBIA and the MBIA Designee, on the 12th and 27th of each month, a data file containing the following information as of the immediately preceding Determination Date, to the extent ANC currently maintains this information in electronic format, for every vehicle leased by any of the Leasing Companies and subject to the Leases or Group II Leases:

                  Group I Lease or Group II Lease

         The "Sequence Number" assigned to each Certificate of Title for an Alamo or National Vehicle and the "Unit Number" assigned to the Certificate of Title for a CarTemps (LMD) Vehicle.

         For all Vehicles titled in the name of CarTemps Financing LP, a code denoting whether the certificate of title is physically stored in the Solon title facility or the Boca title facility.

                  VIN

                  The date on which depreciation begins in ANC's computer systems for purposes of calculating Net Book Value

                  For cars under any manufacturer repurchase program, the applicable manufacturer's or dealer's "In-Service Date" or date on which depreciation begins for purposes of calculating the price at which the manufacturer or dealer will repurchase the vehicle.

                  The Vehicle Lease Commencement Date, as expressly defined in the Leases or Group II Leases.

                  State in which vehicle is registered.

                  Manufacturer

                  Model Year

                  Invoice Date

                  Delivery Date

                  Model Name

                  Trim Package

                  Body Style

                  Color

                  Applicable Leasing Company (i.e., CarTemps, Alamo or
                  National).

                  Titleholder

                  Lienholder

                   Capitalized Cost

                   Current Net Book Value

                   Current Mileage

                   If subject to a theft or casualty, the internal ANC disposition code denoting the status of such vehicle.

                   Current physical location of vehicle (facility/outlet name, street address, city, state, zip)

                   Manufacturer Program

                   For cars in the GMC Matrix program, the Tier #.

                   For cars in GM Matrix Program, number of days in the "Designated Period".

                   If not a "Program Vehicle" per ARG documents, daily depreciation charge per the applicable "Depreciation Schedule".

                   A data file generated from the FleetMaster System in Solon containing the VINS for all certificates of title held in the Solon Title facility as of such date.

                   A data file generated from the IVS system containing the Sequence Numbers and related VINs for all certificates of title held in the Boca title facility as of such date.

                   A monthly aging report with respect to certificates of title at the Boca title facility.


         (f) To MBIA and the MBIA Designee, on the 5th and on the 20th of each month, a data file containing the following information as of the date that is one week after the second preceding Determination Date for every vehicle leased by any of the Leasing Companies and subject to the Leases or Group II Leases as of such second preceding Determination Date: the VIN and the current physical location of each such vehicle (facility/outlet name, street address, city, state and zip).

         (g) To MBIA and the Master Collateral Agent, on the 12th and 27th day of each month, a data file listing separately, as of such date all VINs for which the Master Collateral Agent is the lienholder (A) for which ANC's internally assigned finance code is associated with Group I Vehicles and Group II Vehicles, and (B) with any other internally assigned finance code.

         (h) To MBIA, in the Monthly Noteholder Statement and the semi-monthly Determination Date Compliance Certificates, detailed accounting of any Master Collateral related to the Group I Vehicles and Group II Vehicles that is not included in the definition of Group I or Group II Operating Lease Asset Amount, including but not limited to receivables arising from the repurchase of vehicles by manufacturers such as Isuzu, Mitsubishi, Subaru, etc.

         (i) To MBIA promptly and on an ongoing basis, all "Demand Move Forms" that document a change in the internal financing code assigned to a Vehicle pledged under the Master Collateral Agency Agreement in the Odyssey or IVS System, with evidence of proper authorization and internal approval.

         (j) To MBIA monthly, the report required by Section 14(c) of each Group II Lease as to the redesignation of program vehicles as risk vehicles.

         (k) To MBIA once each week, the most recently updated version of the Microsoft ACCESS database maintained by ANC's Treasury Department and referred to as the "Vehicle Purchase Database."

                                    EXHIBIT A


                COMPLIANCE CERTIFICATE DATED AS OF ______________


Reference is made to the Third Amended and Restated Financing Agreement dated as of April 15, 2003 (as the same may be amended, supplemented and otherwise modified from time to time, the "Financing Agreement") between ANC Rental Corporation, as Servicer, and MBIA Insurance Corporation. Terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement, the ARG Indenture (as defined in the Financing Agreement) or the Leasing Company Related Documents (as defined in the Financing Agreement), as applicable. The Leasing Companies desire to obtain funds to purchase Group II Vehicles and the Servicer requests that the Trustee release funds to ARG on _____ (the "Release Date") in the aggregate amount of $____ from the Collection Accounts for one or more series of MBIA/ARG Notes pursuant to
Section 2.2(f) of the various MBIA/ARG Series Supplements. In connection therewith, the Servicer hereby certifies that:

A. All of the conditions precedent to MBIA's obligation to direct the Trustee to release funds from the MBIA/ARG Collection Accounts for MBIA/ARG Notes, as set forth in Section 3.2 of the Financing Agreement are satisfied as of the date of this Compliance Certificate.

B. No Termination Event has occurred and is continuing.

C. The Servicer hereby requests that the Trustee release the following amounts to ARG:

From Principal Collections and Group II Principal Collections on deposit in the Series 1999-1 Collection Account: $____________

From Principal Collections and Group II Principal Collections on deposit in the Series 1999-3 Collection Account: $____________

From Principal Collections and Group II Principal Collections on deposit in the Series 2000-4 Collection Account: $____________

From Principal Collections and Group II Principal Collections on deposit in the Series 2001-2 Collection Account: $____________

D. The Servicer hereby requests that ARG use the funds released by Trustee as per paragraph C above to make the following Increases on the Group II Leasing Company Notes:

Group II Alamo Leasing Note:                $______________
Group II NFLP Leasing Note:                 $______________
Group II Car Temps Leasing Note:            $______________

E. After giving effect to the actions described in paragraphs C and D above, the "Group II Invested Percentage" pursuant to clause "a" of the definition thereof, will be as follows:

Series 1999-1:               ___%
Series 1999-3:               ___%
Series 2000-4:               ___%
Series 2001-2:               ___%


                                    ANC RENTAL CORPORATION, as
                                               Servicer



                                       By:
                                       ---------------------------------------
                                         Title:

                                    EXHIBIT B

            CREDIT ENHANCEMENT CERTIFICATE DATED AS OF ______________


Reference is made to the Third Amended and Restated Financing Agreement dated as of April 15, 2003 (as the same may be amended, supplemented, and otherwise modified from time to time, the "Financing Agreement") between ANC Rental Corporation, as Servicer, and MBIA Insurance Corporation. Terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement, the ARG Indenture (as defined in the Financing Agreement) or the Leasing Company Related Documents (as defined in the Financing Agreement), as applicable.

         SECTION I. ANC Rental Corporation ("ANC"), in its capacity as sole shareholder of ARG Funding Corp. ("ARG"), desires for ARG to dividend funds to ANC. The Servicer therefore hereby directs that the Trustee to release funds to ARG pursuant to the payment restrictions provided below in Section III on _____ (the "Release Date") in the following amounts from the following accounts, pursuant to Section 2.3(d) of the various MBIA/ARG Series Supplements.

A. ARG Collection Account, Account Number #_________ :            $____________

B. ARG Group II Collection Account, Account Number #_________ :   $____________

C1. Series 1999-1 Collection Account, Account Number #_________ : $____________

C2. Series 1999-3 Collection Account, Account Number #_________:  $____________

C3. Series 2000-4 Collection Account, Account Number #_________:  $____________

C4. Series 2001-2 Collection Account, Account Number #_________:  $____________

D1. Series 1999-1 Reserve Account, Account Number #_________:     $____________

D2. Series 1999-3 Reserve Account, Account Number #_________:     $____________

D3. Series 2000-4 Reserve Account, Account Number #_________:     $____________

D4. Series 2001-2 Reserve Account, Account Number #_________:     $____________

         "Total Amount Released":                $______________


         SECTION II. In connection herewith, the Servicer hereby certifies that:

A.  The Release Date is a Distribution Date.

B.  No Termination Event has occurred and is continuing.

C. The Series 2000-4 Controlled Distribution Amount due and payable on the Release Date is $_________.

D. ARG has paid in full the Series 2000-4 Controlled Distribution Amount due and payable on the Release Date.

E. The "Total Amount Released" is less than or equal to 15.5% of the Series 2000-4 Controlled Distribution Amount paid by ARG on the Release Date.

F. The sum of the "Total Amount Released" on this Release Date and all prior Release Dates is less than or equal to $77,500,000.

G. After giving effect to the payment of the Series 2000-4 Controlled Distribution Amount on the Release Date and the release of funds (if any) from the accounts listed in Section I above as D1, D2, D3, and D4, the aggregate amount of funds and permitted investments on deposit in the accounts listed in Section I above as D1, D2, D3, and D4 shall be at least 6.6% of the aggregate Invested Amount of the MBIA/ARG Notes.


         SECTION III. All amounts directed to be released to ARG should be transmitted by wire transfer pursuant to the following instructions:

-----------------------------------------------------------------------------


                                       ANC RENTAL CORPORATION, as
                                                  Servicer



                                       By:
                                          -----------------------------------
                                            Name:
                                            Title:

         SECTION IV. The Trustee certifies that after giving effect to the release of funds (if any) from the accounts listed in Section I above as D1, D2, D3, and D4 on the Release Date, the aggregate amount of funds and permitted investments on deposit in the accounts listed in Section I above as D1, D2, D3, and D4 is $________________.

                                      THE BANK OF NEW YORK, as
                                                 Trustee



                                       By:
                                          -----------------------------------
                                            Name:
                                            Title: